Exhibit 99.1

FOR IMMEDIATE RELEASE:     Wednesday, August 19, 1998

Contact: Susan J. Carstensen                         Wayne Brown
                  Chief Financial Officer            Senior Vice President
                  Powerhouse Technologies, Inc.      Carl Thompson Associates
                  877/770-7974                       800/959-9677

                     POWERHOUSE TECHNOLOGIES, INC. RECEIVES
                        $100 MILLION FINANCING COMMITMENT
                      AND ANNOUNCES STOCK BUY-BACK PROGRAM

[ATLANTA] -- Powerhouse Technologies, Inc. (Nasdaq National Market: PWRH) announced today that Lehman Brothers, Inc. has agreed to structure, arrange and syndicate a $100 million credit facility for the Company, and Lehman Brothers Commercial Paper, Inc. has committed to providing the entire amount of the credit facility.
     The credit facility consists of a five-year, $50 million revolving credit facility and two $25 million term loans maturing in five and six years, respectively. The new facility will be used in part to refinance existing indebtedness. Closing of the transaction is contingent upon completion of definitive agreements.
     "The scope and flexibility of this facility allows us to continue our growth strategies, including our casino addition at our Sunland Park racetrack, implementation of the Pennsylvania Lottery contract and additional new business initiatives," said Richard M. Haddrill, President and Chief Executive Officer of Powerhouse Technologies. "Further, the facility enables us to repurchase our common stock."
     The Company's Board of Directors has authorized an open market securities repurchase plan, effective immediately, for up to $10 million of the Company's common stock.
     "We believe that on-going repurchases of our stock at current attractive valuations represent an appropriate use of cash and are consistent with our commitment to enhancing shareowner value," said Susan J. Carstensen, Chief Financial Officer of Powerhouse Technologies.

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     Powerhouse  Technologies,  Inc.,  through its  operating  units - AWI, VLC,
United Tote and Sunland Park racetrack -- is one of the leading suppliers of system software, equipment, and related services for on-line lotteries, video lotteries and pari-mutuel systems throughout the world, and a manufacturer and distributor of gaming devices for casinos. Presently, the Company's equipment and systems are in operation in the United States, Canada, Australia, Asia, Europe, South America and the Caribbean.

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The private  securities  Litigation  Reform Act of 1995 provides a "safe harbor"
for  forward-looking   statements  except  for  historical   information.   Some
statements in this release are forward-looking and are subject to certain risks and uncertainties. These include, but are not limited to, economic conditions,
changes  or  regulation,   the  further  approval  of  regulatory   authorities,
production and/or quality control problems, demand for the products and services of the Company, and the effects of competition. These risks and uncertainties could significantly affect the anticipated results in the future and actual results may differ materially from any forward-looking statements. For more information on the potential factors which could affect the Company's business and financial results, see the Company's filing with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise such statements to reflect new circumstances.

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